Exhibit 99.1

The #1 Airborne Healthcare Company

Air Methods Corporation Announces Closing of Amended and Restated Credit Agreement; Provides Update on Omniflight Acquisition

DENVER, CO, July 5, 2011 – Air Methods Corporation (Nasdaq: AIRM), the largest air medical  transportation company in the world, announced today that it has successfully closed, together with its bank group, led by KeyBank National Association (NYSE: KEY), a five-year Amended and Restated Credit Agreement (the Amended Credit Facility).  The Amended Credit Facility is comprised of a $100 million revolving line of credit and subject to the completion of Air Methods’ acquisition of Omniflight Helicopters, Inc. (Omniflight) and other standard closing conditions, a $200 million term loan.  The Amended Credit Facility replaces Air Methods’ current revolving line of credit of $50 million and its $50 million term loan, which were scheduled to mature in September 2012.

The Amended Credit Facility allows Air Methods to increase the revolving line of credit and/or the term loan by up to an additional $50 million in the future, subject to lender participation.  The Credit Facility is secured by assets of Air Methods and certain of its subsidiaries.

A copy of the Amended and Restated Credit Agreement will be filed in the coming days with the U.S. Securities and Exchange Commission.

Air Methods also announced that on June 28, 2011, it voluntarily withdrew its premerger notification and report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) filed on June 6, 2011 in connection with its contemplated acquisition of Omniflight.  Air Methods re-filed its premerger notification and report with the U.S. Federal Trade Commission (FTC) on June 30, 2011 in order to begin a new waiting period under the HSR Act and provide the FTC with additional time to conclude its review of the proposed acquisition.  The FTC's review is a routine part of the approval process of major proposed transactions.

Air Methods remains committed to working cooperatively with the FTC as they complete their review of the proposed acquisition.  Based on the date that Air Methods re-filed its premerger notification and report, Air Methods anticipates that the new waiting period under the HSR Act will expire at 11:59 p.m., Eastern Standard Time, on July 30, 2011 unless this period is terminated earlier.

Air Methods Corporation (www.airmethods.com) is a leader in emergency aeromedical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

Forward Looking Statements: This press release contains forward-looking statements which are subject to safe harbors created under the U.S. federal securities laws. These statements include, among others, statements regarding the anticipated acquisition of Omniflight and the timeframe during which the new HSR waiting period will expire. Statements regarding future events are based on the Company’s current expectations and are necessarily subject to associated risks related to, among other things, obtaining regulatory approval of the acquisition, the potential impact on the business of Omniflight due to uncertainty about the acquisition, costs associated with the acquisition, matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction, the retention of employees of Omniflight and the ability of the Company to successfully integrate Omniflight’s market opportunities, technology, personnel and operations, and other events that could adversely impact the completion of the transaction, including industry or economic conditions outside of our control. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of the Company’s most recent Form 10-K filed with the SEC on March 11, 2011, and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.